Exhibit 14.1

LIFE360 INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. OBJECTIVES

This Code of Business Conduct and Ethics (“Code of Conduct”) has been established by the Board of Directors (the “Board”) of LIFE360 INC. (the “Company”) and applies to all Personnel (as defined below) of the Company. The Company is committed to complying with all applicable laws and regulations and to maintaining the highest standards of business conduct and ethics, including in its dealings with third parties. The Code of Conduct is designed to set out the practices which are necessary to maintain confidence in the Company’s integrity. In this Code of Conduct, “Personnel” means a director (executive or non-executive), officer, employee, authorized representative, contractor or consultant of the Company and its subsidiaries.

The objectives of this Code of Conduct are to ensure that:

•	high standards of corporate and individual behavior are observed by all Personnel;

•	Personnel are aware of their responsibilities to the Company; and

•	all persons dealing with the Company, whether it be Personnel, stockholders, vendors or competitors, can be guided by the stated values and practices of the Company.

The Company is committed to complying with this Code of Conduct and requires all Personnel to comply with it. Personnel must comply with both the spirit as well as the letter of all laws and regulations which apply to the Company and the principles of this Code of Conduct. Further, Personnel should always use due care and diligence when fulfilling their role or representing the Company and should not engage in any conduct likely to bring discredit upon the Company. From time to time, we may adopt additional policies or procedures that you are expected to comply with. When there is no stated guideline in the Code of Conduct or otherwise, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions.

2. CONFLICTS OF INTEREST

Personnel are required to avoid any conflict or potential conflict between their personal interests (including those of their significant others and immediate family) and the best interests of the Company. An actual or potential conflict of interest occurs when a Personnel’s interests interfere, or appear to interfere, with the Company’s interests, such as when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative as a result of the Company’s business dealings. For example:

•

Tell us about any potential conflicts you have. Conflicts may arise when you, a significant other, or a member of your immediate family has a connection to one of the Company’s competitors or collaborators.

•

Do not establish or hold a significant financial interest in, or provide services to, any of our competitors, customers, partners or service providers. For example, you cannot advise or serve on the board for a Company competitor, even if you are not compensated for your work. You cannot make a significant investment in one of our competitors, either.

•

Do not conduct business on behalf of the Company if you have a personal stake in the outcome (other than the compensation you receive from the Company). For example, employees should not transact business on behalf of the Company with a company with which they have a financial interest.

•	Do not solicit contributions for any charity or political candidate from any person or entity that does business or seeks to do business with us.

•

Transactions with outside firms must be conducted within a framework established and controlled by the executive level of the Company. Business dealings with outside firms should not result in unusual gains for those firms. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either the employer, the employee, or both. Promotional plans that could be interpreted to involve unusual gain require specific executive-level approval. No “presumption of guilt” is created by the mere existence of a relationship with outside firms. However, if employees have any influence on transactions involving purchases, contracts, or leases, it is imperative that they disclose to an Officer of the Company as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

Please note that the examples listed above extend to conflicts involving the personal interests of your family members and significant others.

The Company expects Personnel to act honestly and ethically, with high standards of personal integrity and in good faith at all times and, in a manner which is in the best interests of the Company as a whole and that would not negatively affect the Company’s reputation.

Personnel will conduct their personal activities in a manner that is lawful and avoids possible, actual or perceived conflicts of interest between the Personnel’s personal interests and those of the Company. Personnel (other than directors) must promptly disclose to the Head of Human Resources or another appropriate member of the human resources team, any actual or potential conflict of interest of which they become aware. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Human Resources department and providing the Human Resources department with a written description of the activity.

Directors (executive and non-executive) must promptly disclose to the Board any actual or potential conflict of interest of which they become aware.

3. CORPORATE OPPORTUNITIES

Personnel will not:

•

take advantage of the property or information of the Company or its customers, their position or opportunities arising from these, for personal gain or to cause detriment to the Company or its customers;

•	use the Company’s assets and property (including the Company’s name) or information for any purposes other than lawful purposes authorized by the Board;

•	enter into any arrangement or participate in any activity that would conflict with the Company’s best interests or that would be likely to negatively affect the Company’s reputation;

•

disclose any of the Company’s information, except where disclosure is permitted or required by any applicable law, the rules and regulations of the Securities and Exchange Commission (“SEC”) or ASX Listing Rules; and

•	offer or accept bribes, inducements, commissions or misuse company assets and resources.

4. TRADING IN SECURITIES

Personnel will ensure that all trading in securities, including trading in securities of the Company, is in accordance with the Company’s Insider Trading Policy. The purpose of the Insider Trading Policy is to ensure compliance with the law and to minimize any risk of Personnel trading in securities while in possession of material non-public information, or “tipping” others who might make an investment decision on the basis of such information.

5. CONFIDENTIALITY

Personnel will maintain and protect the confidentiality of the Company’s information, except where disclosure is allowed by the Board or is required by law. Personnel will not make improper use of any information acquired by virtue of being an employee, including the use of that information for personal gain or the gain of another party or in breach of a person’s privacy.

6. PROTECTION AND PROPER USE OF COMPANY ASSETS

All Personnel are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our financial condition and results of operations. Our property, such as office supplies, computer equipment, buildings and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.

You may not, while acting on behalf of the Company or while using our computing or communications equipment or facilities, either:

•	Hack or otherwise improperly access the internal computer system or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

•

commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited commercial email (also known as “spam”) or material of objectionable content in violation of applicable law, trafficking in contraband of any kind or espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

Unsolicited commercial email is regulated by law in a number of jurisdictions. If you intend to send unsolicited commercial email to persons outside of the Company, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact the Human Resources department for prior approval. Any misuse or suspected misuse of our assets must be immediately reported to the Human Resources department.

7. FAIR DEALING

We strive to outperform our competition fairly and honestly through superior performance and not through unethical or illegal business practices. Statements regarding the Company’s services must not be untrue, misleading, deceptive or fraudulent. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult the Human Resources department.

You are expected to deal fairly with our customers, vendors, other Personnel and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Federal Trade Commission Act to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities.

8. GIFTS AND ENTERTAINMENT

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with users or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from the Human Resources department or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of more than token or nominal monetary value, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Personnel should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our Personnel’s judgment is not for sale.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with the Human Resources department any proposed entertainment or gifts if you are uncertain about their appropriateness. Please also refer to the Company’s Anti-Corruption Policy.

9. RESPONSIBILITIES TO KEY STAKEHOLDERS

Personnel will always deal with stockholders, customers, vendors, competitors and other Personnel in a manner that is lawful, diligent and fair and with honesty, integrity and respect.

10. COMPLIANCE WITH APPLICABLE U.S. AND INTERNATIONAL LAWS, REGULATIONS AND RULES

Personnel will always act in a manner that is compliant with all laws and regulations that apply to the Company and its operations. Personnel will act in compliance with this Code of Conduct and the Company’s other policies. Personnel will not knowingly participate in any illegal or unethical activity. Personnel shall report any actual or potential breaches of law, this Code of Conduct or the Company’s other policies to the Company’s Audit and Risk Management Committee. If ever in doubt, Personnel should seek advice immediately.

All Personnel are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect Personnel to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

•

The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

•

U.S. trade sanctions and embargoes, which generally prohibit U.S. companies, their subsidiaries, their employees, and third parties acting on their behalf from engaging in transactions or dealings involving certain countries and territories subject to embargoes imposed by the U.S. government (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine), as well as specific entities and individuals identified on sanctions lists published by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

•

U.S. export controls, which restrict exports from the U.S. and re-exports from other countries of goods, software and technology to many countries, and prohibit transfers of U.S.-origin items to denied persons and entities; and

•

Antiboycott regulations, which prohibit U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance from the Head of Human Resources before taking any action, including giving any verbal assurances that might be regulated by international laws.

11. EMPLOYMENT PRACTICES

The Company aims to provide a work environment in which all Personnel can excel regardless of race, religion, age, disability, gender, sexual preference or marital status. The Company will from time to time maintain various policies relating to the workplace, including the Company’s Diversity and Inclusion Policy.

12. MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS; FINANCIAL INTEGRITY; PUBLIC REPORTING

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to users, vendors, creditors, Personnel and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

•

no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	Personnel comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing periodic and current reports that we file with the SEC and ASX. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•

no Personnel may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC, ASX Listing Rules or other applicable laws, rules and regulations;

•

all Personnel must cooperate fully with our Finance and Accounting Department and Internal Auditing Department, if any, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC or ASX, are accurate and complete;

•

no Personnel, or person acting under their direction, may coerce, manipulate, mislead or fraudulently influence our Finance and Accounting Department, Internal Auditing Department, if any, our independent public accountants or counsel; and

•

no Personnel should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or ASX or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any Personnel who becomes aware of any departure from these standards has a responsibility to report this knowledge promptly to the Human Resources department, the Audit Committee or otherwise in accordance with the provisions of the Company’s Whistleblower Policy.

13. REPORTING CONCERNS

The Company requires all Personnel who become aware of an actual or suspected violation of this Code of Conduct to report to the Head of Human Resources or another nominated member of the human resources team (the “Reporting Person”). The Company will ensure that Personnel are not disadvantaged in any way for reporting violations of the Code of Conduct or other unlawful or unethical conduct and that matters are dealt with promptly and fairly. Upon receipt and investigation of a notification of an actual or suspected violation of this Code of Conduct, the Reporting Person shall escalate the complaint for further investigation or action to the Chief Executive Officer or the Chair, or otherwise in accordance with the Company’s Whistleblower Policy, as appropriate depending on the nature and circumstances of the reported violation.

14. COMPLIANCE; WAIVERS

The Audit Committee of the Board is responsible for monitoring compliance with this Code of Conduct. Any queries in relation to this Code of Conduct should be referred to the Head of Human Resources or another appropriate member of the human resources team. Failure by Personnel to comply with this Code of Conduct may result in disciplinary action, including in serious cases, the termination of employment.

Any waiver of this Code of Conduct for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board or, to the extent permitted by the rules of the Nasdaq Stock Market and our Corporate Governance Guidelines, a committee of the Board, and will be disclosed to stockholders as required by applicable laws, rules and regulations.

15. REVIEW

This Code of Conduct is subject to annual review by the Nominating and Corporate Governance Committee.

Business Conduct Policy

The Company adopts this Employee Conduct and Work Rules Policy to ensure orderly operations and provide the best possible work environment. The Company expects employees and others who are engaged to provide services, such as temporary personnel, consultants and independent contractors, to follow these rules of conduct while on company premises, attending company functions or otherwise performing work-related activity.

In addition to maintaining and enforcing this policy to protect the interests and safety of all employees and the organization, the Company complies with all applicable federal, state and local laws and regulations concerning employer/employee rights and obligations.

The Company is responsible for providing a safe and secure workplace and strives to ensure that all individuals associated with the company are treated in a respectful and fair manner. Though it is not possible to list all forms of behavior that are unacceptable in the workplace, the following are examples of behavior that would be considered infractions of the Company’s rules of conduct. Such behavior may result in disciplinary action, up to and including termination of employment. This list is not intended to be exhaustive:

•	Theft or inappropriate removal or possession of company property or the property of a fellow employee.

•	Willful destruction of company property or the property of a fellow employee.

•	Working under the influence of alcohol or illegal drugs.

•	Possession, distribution, sale, transfer or use of alcohol or illegal drugs in the workplace, while on duty or while operating employer-owned vehicles or equipment.

•	Fighting or threatening violence in the workplace.

•	Sexual or other harassment.

•	Using excessively abusive, threatening or obscene language.

•	Using intimidation tactics and making threats.

•	Sabotaging another’s work.

•	Making malicious, false and harmful statements about others.

•	Publicly disclosing another’s private information.

•	Possession of dangerous or unauthorized materials, such as explosives or firearms, in the workplace.

•	Unauthorized disclosure of business “secrets” or confidential information.

•	Falsifying company records or reports, including one’s time records or the time records of another employee.

The Company considers work rules, guidelines, and work performance important responsibilities. They are essential to the proper management of the business and to ensure that employees work together effectively. When these rules and guidelines are not followed, or an employee’s work performance is below Company standards, the employee may be subject to discipline, up to and including unpaid suspension and/or termination of employment.

Each employee must follow certain standards and principles when performing his or her job. It is important that employees do the following:

•	Adhere to all applicable federal, state, and local laws and regulations.

•	Protect our Company assets and values (e.g. being honest with our customers, and treating them with respect, taking care to lock doors, or report suspicious behavior to help prevent theft).

•	Be ethical and honest, including providing truthful information in response to any management inquiry or investigation.